Exhibit 4.1
Execution Version

STOCKHOLDER AGREEMENT
BY AND BETWEEN
WILLBROS GROUP, INC.
AND
INFRASTRUX HOLDINGS, LLC
DATED AS OF MARCH 11, 2010

i

ii

STOCKHOLDER AGREEMENT
     This Stockholder Agreement (this “Agreement”) is made as of March 11, 2010 between Willbros Group, Inc., a Delaware corporation (the “Company”), and InfrastruX Holdings, LLC, a Delaware limited liability company (the “Investor”).
     WHEREAS, concurrently herewith, the Company, Co Merger Sub I, Inc., Ho Merger Sub II, LLC and InfrastruX Group, Inc., have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other things, the Investor shall be entitled to receive Shares (the “Initial Shares”) in connection with the transactions contemplated thereby;
     WHEREAS, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are a condition of, and a material inducement to, the Company’s willingness to enter into the Merger Agreement and undertake to consummate the transactions contemplated therein and the Investor’s willingness to deliver the Company Shareholder Written Consent; and
     WHEREAS, the parties hereto desire to enter into this Agreement to establish certain arrangements with respect to the Shares to be Beneficially Owned (as such terms are defined below) by the Investor and any Affiliate Transferees (as defined below) pursuant to Section 2.1(a) (each a member of the “Investor Group”), following the Closing, including certain restrictions on the transfer and resale of the Shares and on certain other actions of the Investor Group, and to provide for, among other things, certain corporate governance rights and registration rights.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:
          1. Definitions and Interpretations. As used in this Agreement, the following terms shall have the following respective meanings:
     “Adverse Disclosure” means public disclosure of material, non-public information, which, in the reasonable good faith judgment of the chief executive officer or the chief financial officer of the Company, after consultation with outside counsel to the Company: (a) would be required to be made in any registration statement of the Company filed with, or to be filed with, the Commission under the Securities Act or otherwise filed with the Commission by the Company so that such registration statement would not be materially misleading or so that such registration statement would otherwise comply with the Securities Act or Applicable Law; (b) would not be required to be made at such time but for the filing or existence of such registration statement; and (c) the Company has a bona fide business purpose for not disclosing publicly.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Affiliate Transferee” has the meaning set forth in Section 2.1(a).
     “Agreement” has the meaning set forth in the Preamble.
     “Applicable Law” means, with respect to any Person: (i) any foreign, national, federal, provincial, state, municipal or local law, statute, constitution, principle of common law, resolution, ordinance, code, edict, treaty, decree, rule, regulation, ruling or other similar requirement enacted, adopted, promulgated, applied or otherwise put into effect by or under the authority of a Governmental Entity that is binding upon or applicable to such Person, assets or set of facts; and (ii) the rules, regulations and listing agreements of any national securities exchange or automated quotation system on which securities of such Person are traded or listed.
     “Beneficial Owner” has the meaning set forth in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns”, “Beneficially Owned” and “Beneficial Ownership” have corresponding meanings.
     “Board” means the board of directors of the Company.
     “Board Representation Percentage” means the number, expressed as a percentage, determined by dividing the number of Investor Designees the Investor was entitled to designate prior to the change in the size of the Board by the total number of directors that comprised the full Board (including in this total any vacancies) prior to the change in the size of the Board.
     “Change in Control” has the meaning set forth in the Merger Agreement.
     “Closing” has the meaning set forth in the Merger Agreement.
     “Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
     “Company” has the meaning set forth in the Preamble.
     “Company Default Event” means either of the following events:
     (i) failure of any Investor Designee to be elected to the Board within 45 calendar days following any annual or special meeting of stockholders of the Company at which such individual stood for election but was nevertheless not elected, provided that there shall be no Company Default Event as a result of this clause (i) if such individual (or an alternate designated by the Investor) is elected or appointed to the Board (regardless of whether such individual accepts such appointment or complies with any obligations relating to such individual’s appointment or service) prior to the expiration of such 45-day period; or
     (ii) the removal of an Investor Designee from the Board without cause other than by action, or at the request or direction, directly or indirectly, of the Investor.

     “Company Indemnified Party” has the meaning set forth in Section 9.2.
     “Company Shareholder Written Consent” has the meaning set forth in the Merger Agreement.
     “Early Termination Event” has the meaning set forth in Section 2.2.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Governmental Entity” means any government, any governmental, regulatory or administrative entity or body, department, commission, board, agency or instrumentality, any court, tribunal or judicial body or any other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, commission, tribunal, or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing, in each case whether federal, state, territorial, commonwealth, province, county, provincial, municipal, district, local or foreign.
     “Group” has the meaning set forth in Rule 13d-5 under the Exchange Act.
     “Holdback Period” means, with respect to any Underwritten Offering: (a) 90 days after and during the seven days before, the effective date of the related prospectus and other documents filed with the Commission to effect a registration under the Securities Act or, in the case of a takedown from a shelf registration statement, 90 days after the date of the prospectus supplement filed with the Commission in connection with such takedown and during such prior period (not to exceed 10 days) as the Company has given reasonable written notice to the Investor; or (b) such shorter period as the Investor, the Company and the Underwriter of such offering, if any, shall agree.
     “Holdback Request” has the meaning set forth in Section 7.4.
     “Independent Director” has the meaning set forth in Section 3.1.
     “Information” has the meaning set forth in Section 6.
     “Initial Shares” has the meaning set forth in the Recitals.
     “Investor” has the meaning set forth in the Preamble.
     “Investor Designee(s)” has the meaning set forth in Section 3.1.
     “Investor Group” has the meaning set forth in the Recitals.
     “Investor Indemnified Party” has the meaning set forth in Section 9.1.
     “Investor Shares” means any Shares held or Beneficially Owned by any member of the Investor Group which are acquired at the Closing or otherwise received pursuant to the Merger Agreement.
     “Maximum Number of Shares” has the meaning set forth in Section 7.2(b).

     “Merger Agreement” has the meaning set forth in the Recitals.
     “Notice” has the meaning set forth in Section 7.1(c).
     “Person” means any natural person, individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization, joint venture, joint stock company or Governmental Entity.
     “Pro Rata” means as to a particular Person, pro rata in accordance with the number of Shares that each such Person has requested be included in a respective registration, regardless of the number of Shares held by each such Person.
     “Registration Period” means the period (i) beginning upon the filing of the Shelf Registration and (ii) ending three months after the later of (A) the date that the Investor Group ceases to be the Beneficial Owner of 10% or more of the outstanding Shares and (B) the date that the Investor Group ceases to have the opportunity to receive additional Shares pursuant to the Merger Agreement that, along with the Shares then Beneficially Owned by the Investor Group, would equal 10% or more of the then-outstanding Shares.
     “Registration Statement” means a registration statement on Form S-1 or any similar long-form registration statement or, if available, a registration statement on Form S-3 or any similar short-form registration statement.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Shares” means (i) shares of the Company’s common stock, par value $0.05 per share, or (ii) any securities issued in respect of or in substitution for the Company’s common stock in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.
     “Shelf Registration” has the meaning set forth in Section 7.1(a).
     “Shelf Suspension” has the meaning set forth in Section 7.1(c).
     “Standstill Termination Date” means the date that is six months after the date on which the Investor Group ceases to be the Beneficial Owner of 10% or more of the outstanding Shares.
     “Transfer” has the meaning set forth in Section 2.1.
     “Underwriter” or “Underwriters” means a securities dealer or dealers who purchases any Investor Shares and/or any securities of the Company from the Company as principal in an underwritten offering and not as part of such dealer or dealers’ market-making activities.
     “Underwritten Demand” has the meaning set forth in Section 7.2(a).
     “Underwritten Offering” means a sale of securities of the Company to an Underwriter or Underwriters for reoffering to the public.

     “Violation” has the meaning set forth in Section 9.1.
          2. Transfer Provisions.
               2.1 Restrictions. During the period beginning at the Closing and ending on the first date thereafter when the Investor Group no longer holds or Beneficially Owns 5% or more of the then-outstanding Shares, the Investor Group shall not, directly or indirectly, sell or otherwise transfer (collectively, “Transfer”) all or any portion of the Investor Shares, other than by means of:
               (a) a Transfer to an Affiliate of the Investor (an “Affiliate Transferee”) that agrees in writing with the Investor (i) that such Affiliate Transferee shall be bound by the provisions and entitled to the rights of this Agreement as if it were the Investor and (ii) to promptly Transfer such Investor Shares back to the Investor if such Affiliate ceases to be an Affiliate of the Investor;
               (b) a Transfer:
                    (i) other than one in which the Investor sells (A) to any one Person or Group (except in multiple open market transactions) more than 4.99% of the then-outstanding Shares, (B) in one transaction or a series of related private transactions, more than 4.99% of the then-outstanding Shares, or (C) any Shares to any one Person or Group who is known to Beneficially Own 5% or more of the then outstanding Shares pursuant to a then current Schedule 13D or Schedule 13G on file with respect to the Shares (except in open market transactions); and
                    (ii) that (A) occurs during the period between 180 days after the Closing and the first anniversary of the Closing which when combined with all other Transfers during such period does not exceed in the aggregate $50,000,000 based on the prices at which such Investor Shares are sold by the Investor Group (net of any selling commissions incurred in connection therewith) or (B) occurs after the first anniversary of the Closing;
               (c) a Transfer made pursuant to a merger transaction or other business combination or a tender offer for outstanding Shares which is recommended to the stockholders of the Company generally by at least a majority of the entire Board, on the terms and conditions of such transaction available to all other holders of Shares; or
               (d) a Transfer otherwise approved by the Board.
               2.2 Early Termination of Transfer Restrictions. The obligations of the Investor Group under Section 2.1 shall terminate early upon the occurrence of any of the following events (each, an “Early Termination Event”):
               (a) the Company shall be in material breach of any of its obligations to the Investor or any other member of the Investor Group under this Agreement or the Merger Agreement and such breach shall not have been cured within 15 days after receipt by the Company from the Investor of a written notice specifying such breach and requiring it to be remedied, and the Company shall not in good faith be contesting whether such breach has occurred;
               (b) a Change in Control;
               (c) a Company Default Event;
               (d) the Company or any of its subsidiaries shall file a petition in bankruptcy or for reorganization or for an arrangement or any composition, readjustment, liquidation, dissolution or similar relief pursuant to Title 11 of the United States Code or under any similar present or future federal law or the law of any other jurisdiction or shall be adjudicated a bankrupt or insolvent, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or for all or any substantial part of its property, or shall make a general assignment for the benefit of its creditors; or
               (e) a petition or answer shall be filed proposing the adjudication of the Company or any of its subsidiaries as bankrupt or its reorganization or arrangement, or any composition, readjustment, liquidation, dissolution or similar relief with respect to it pursuant to Title 11 of the United States Code or under any similar present or future federal law or the law of any other jurisdiction, and the Company shall consent to or acquiesce in the filing thereof, or such petition or answer shall not be discharged or denied within 60 days after the filing thereof.
               2.3 Purported Transfers Void. Any Transfer or purported Transfer made in violation of this Agreement shall be null and void, and the Company shall not be required to record any such Transfer or purported Transfer in its books and records or to recognize the purported transferee of such Investor Shares as a stockholder. The Investor Group consents to the Company making a notation on its books and records and giving instructions to any transfer agent of the Investor Shares in order to implement the restrictions on Transfer established in this Agreement.
               2.4 Stock Legends.
               (a) Each certificate representing Investor Shares shall be stamped or otherwise imprinted with legends substantially in the following form (in addition to any legend required under applicable state securities laws or the Company’s certificate of incorporation or bylaws):
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDER AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. THE STOCKHOLDER AGREEMENT CONTAINS RESTRICTIONS ON THE SALE OR TRANSFER OF SUCH SECURITIES AND A VOTING AGREEMENT.”

               (b) The Company shall remove such portion of the foregoing legend as is appropriate in the circumstances from any Investor Shares as promptly as practicable upon request to enable Transfers permitted by Section 2.1.
          3. Board Representation.
               3.1 Initial Appointment of Investor Designees. Upon the Closing, the Company shall increase the size of the Board by two directors so that, upon such increase: (i) the Board shall consist of ten directors and (ii) the Board shall appoint as directors to fill the two vacancies Alan B. Levande and Daniel E. Lonergan (each an “Investor Designee” and, together with any other directors that may be designated by the Investor pursuant to this Section 3, the “Investor Designees”) to serve as directors in the classes of directors whose terms expire at the first two annual meetings of the Company following the Closing. Based on information provided as of the date hereof, the Board has determined that each of Alan B. Levande and Daniel E. Lonergan qualifies as an Independent Director. As used herein, “Independent Director” means any director who is or would be an “independent director” with respect to the Company pursuant to Section 303A.02 of the New York Stock Exchange Listed Company Manual, Section 10A of the Exchange Act (or any successor provisions), and the categorical standards utilized by the Board when determining director independence, in each case as amended from time to time. Investor Designees shall comply with the provisions of the corporate governance documents of the Board as in effect as of the date hereof including the requirement in the Corporate Governance Guidelines to tender irrevocable resignations promptly following their appointment to the Board and after the annual meeting at which they are elected or re-elected, to be held until such resignations are effective as provided in the Corporate Governance Guidelines in the event an incumbent director fails to receive the required number of votes for re-election.
               3.2 Approval of Change in Board Size. Subject to Section 3.4, after effecting the increase in the Board pursuant to Section 3.1, for so long as the Investor is entitled to designate at least one Person to the Board pursuant to Section 3.3, the Company shall not increase or decrease the size of the board without the approval of each of the Investor Designees then serving on the Board.
               3.3 Right to Appoint Investor Designees. Subject to Section 3.5:
               (a) From the Closing Date through the second anniversary thereof (the “Director Continuation Date”), for so long as the Investor Group Beneficially Owns all of the Initial Shares, at the time of a meeting of the Board the agenda for which includes nominating a slate of directors for election to the Board, the Investor shall have the right to designate such number of Investor Designees for nomination by the Board that, together with the Investor Designees serving in a class or classes of directors whose terms are not expiring at the upcoming annual meeting of the Company, results in a total of two Investor Designees, and the Board shall nominate and recommend such Investor Designees for election as directors of the Company;
               (b) following the earlier of the Director Continuation Date or the time when the Investor Group no longer Beneficially Owns all of the Initial Shares, for so long as the Investor Group Beneficially Owns a number of Shares equal to at least

15% of all Shares then-outstanding, at the time of a meeting of the Board the agenda for which includes nominating a slate of directors for election to the Board, the Investor shall have the right to designate such number of Investor Designees for nomination by the Board that, together with the Investor Designees serving in a class or classes of directors whose terms are not expiring at the upcoming annual meeting of the Company, results in a total of two Investor Designees, and the Board shall nominate and recommend such Investor Designees for election as directors of the Company; and
               (c) following the earlier of the Director Continuation Date or the time when the Investor Group no longer Beneficially Owns all of the Initial Shares, for so long as the Investor Group Beneficially Owns a number of Shares equal to at least 10% of all Shares then-outstanding, but less than 15% of all Shares then-outstanding, at the time of a meeting of the Board the agenda for which includes nominating a slate of directors for election to the Board, the Investor shall have the right to designate such number, if any, of Investor Designees for nomination by the Board that, together with the Investor Designees serving in a class or classes of directors whose terms are not expiring at the upcoming annual meeting of the Company, results in a total of one Investor Designee, and the Board shall nominate and recommend such Investor Designee for election as a director of the Company.
In every case, other than the initial Investor Designees set forth in Section 3.1: (i) each of the Investor Designees being nominated must be an Independent Director and reasonably acceptable to the Nominating/Corporate Governance Committee of the Board and (ii) the Company will use its reasonable best efforts to cause the election of such Investor Designees as directors of the Company.
               3.4 Resignation of Investor Designees. Subject to Section 3.5:
               (a) following the earlier of the Director Continuation Date or the time when the Investor Group no longer Beneficially Owns all of the Initial Shares, if at any time the Investor Group does not Beneficially Own a number of Shares equal to at least 15% of all Shares then-outstanding, then one Investor Designee, which Investor Designee shall be determined by the Investor in its sole discretion, shall immediately resign from the Board so that one Investor Designee shall remain; and
               (b) following the earlier of the Director Continuation Date or the time when the Investor Group no longer Beneficially Owns all of the Initial Shares, if at any time the Investor Group does not Beneficially Own a number of Shares equal to at least 10% of all Shares then-outstanding, then all of the remaining Investor Designees shall immediately resign from the Board.
In the event of an Investor Designee resignation pursuant to this Section 3.4, the Company shall reduce the size of the Board to the number of directors in office immediately following such resignation. In the event that an Investor Designee fails to deliver his or her prompt resignation as required pursuant to this Section 3.4, the parties hereto shall take all necessary action permitted by Applicable Law to cause such Investor Designee to be removed from the Board, including seeking equitable relief such as an injunction. For purposes of clarity, when and if the number of Investor Designees is reduced pursuant to this Section 3.4, such reduction shall not be permanent and the number of Investor Designees and the size of the Board may thereafter be increased if the Investor Group becomes entitled to appoint additional Investor Designees pursuant to Section 3.3.
               3.5 Change in Shares or Size of Board.
               (a) In the event the Shares are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event occurs, then any number or amount contained herein which is based upon the number of Shares Investor Beneficially Owned or Beneficially Owns shall be appropriately adjusted.
               (b) In the event that the Board determines, subject to Section 3.2, to increase or decrease the size of the Board during any period in which the Investor has the right to nominate at least one director pursuant to this Section 3, the Investor’s right to designate Investor Designees for nomination by the Board shall be adjusted such that the Investor shall be entitled to designate a number of Investor Designees equal to the Board Representation Percentage multiplied by the new total number of directors (including in this total any vacancies) on the Board (rounding up to the nearest whole number of directors in the event of a decimal equal to or greater than 0.5).
               3.6 Right to Replace Investor Designees. The Investor shall have the right to designate a replacement Investor Designee, who must be an Independent Director and reasonably acceptable to the Nominating/Corporate Governance Committee of the Board, for each Investor Designee designated in accordance with this Section 3 at the expiration or termination of such Investor Designee’s term (provided, at such time, that the Investor retains the right to designate an Investor Designee) or upon death, resignation, retirement, disqualification, removal from office or other cause. The Board shall appoint or nominate, as the case may be, each Investor Designee so designated pursuant to this Section 3.6.
               3.7 Majority Voting. In the event any Investor Designee is required to submit his or her resignation to the Chairman of the Board for consideration by the Nominating/Corporate Governance Committee pursuant to the Board’s policy on majority voting, the Nominating/Corporate Governance Committee makes a recommendation to the Board concerning the acceptance or rejection of such resignation and the Board decides to accept such Investor Designee’s resignation, then (i) the Board shall not reduce the size of the Board to eliminate the vacancy created thereby, (ii) the Investor shall have the right to designate a replacement Investor Designee and (iii) the Board and the Investor Group shall take such actions necessary to appoint such replacement Investor Designee as a director to fill such vacancy; provided, however, that the replacement Investor Designee is an Independent Director and reasonably acceptable to the Nominating/Corporate Governance Committee of the Board.
               3.8 Board Committee Representation. Upon the Closing, the Company shall increase the size of each of the Audit, Compensation, and Nominating/Corporate Governance Committees of the Board by one member, and for so long as the Investor is entitled to designate at least one Person to the Board pursuant to Section 3.3, the Board shall appoint one Investor Designee as a member of each such committee (as designated by the Investor, subject to the reasonable approval of the Nominating/Corporate Governance Committee of the Board); provided, that an Investor Designee shall not be appointed to one or more committees of the Board if outside counsel to the Company advises the Investor and the Company that the appointment of such Investor Designee to a committee of the Board would violate Applicable Law, any rule or regulation of a stock exchange on which the Company’s Shares are listed or the Company’s committee charters as in effect on the date hereof; provided further, that, subject to the foregoing, the Investor, subject to the reasonable approval of the Nominating/Corporate Governance Committee of the Board, shall designate one of the other Investor Designees, if any, to be appointed to such committee. In addition, for so long as the Investor is entitled to designate at least one Person to the Board pursuant to Section 3.3, the Investor shall have the right to have one Investor Designee (as designated by the Investor, subject to the reasonable approval of the Nominating/Corporate Governance Committee of the Board) appointed to any other committee of the Board (other than the above specifically enumerated committees in this Section 3.8 and other than the Executive Committee), and the Board shall appoint such Investor Designees to any such committee. The Company shall take all steps necessary to effect the Investor’s right pursuant to the preceding sentence, including increasing the size of a committee of the Board so as to be able to appoint such Investor Designee.
               3.9 Director Compensation; D&O Insurance. From and after the Closing, the Company (i) agrees that any Investor Designees serving on the Board shall be entitled to the same rights, privileges and compensation as the other members of the Board in their capacity as such, including with respect to insurance coverage and reimbursement for Board participation and related expenses and (ii) shall purchase and maintain, at its own expense, directors and officers liability insurance coverage, on behalf of and covering the individuals who at any time on or after the Closing are or become directors of the Company, against expenses, liabilities or losses asserted against or incurred by such individual in such capacity or arising out of such individual’s status as such, subject to customary exclusions. Notwithstanding clause (i) above, upon election or appointment to the Board, and as a condition to such election or appointment, the Investor Designees and any replacement Investor Designee designated pursuant to Section 3.6 shall decline any “Initial Award” (as such term is defined in the Company’s Amended and Restated 2006 Director Restricted Stock Plan) of Company restricted stock or restricted stock rights.
          4. Voting. Except as otherwise agreed, the Investor Group shall be entitled to one vote for each Share Beneficially Owned by the Investor Group. The Investor covenants and agrees that, so long as the Investor shall be entitled to designate one Person for nomination and election to the Board pursuant to Section 3:
               (a) on any action to elect or appoint any directors of the Company, all of the Shares that are Beneficially Owned by the Investor Group shall be voted, in Person or by proxy, or by written consent (if applicable), to cause the election of each of the Investor Designees and the other nominees selected by the Nominating/Corporate Governance Committee, as applicable, when nominated for election to the Board; and

               (b) the Investor Group shall be present, in Person or by proxy, at all meetings of the stockholders of the Company so that all such securities Beneficially Owned by the Investor Group may be counted for the purposes of determining the presence of a quorum at such meeting.
The Investor covenants and agrees that no member of the Investor Group shall (i) grant any proxy or proxies with respect to the Shares Beneficially Owned by the Investor Group (other than to the Company or other Persons designated by the Company or to another member of the Investor Group) to vote at any meeting of the stockholders of the Company, or (ii) deposit any Shares Beneficially Owned by the Investor Group into a voting trust or subject any of such Shares to any similar arrangement (other than with respect to another member of the Investor Group), in each case, other than as provided under this Agreement.
          5. Standstill Agreement. Except as expressly provided in this Agreement or as otherwise requested or consented to by the Company or required by Applicable Law, the Investor covenants and agrees that, from and after the date hereof until the Standstill Termination Date, neither the Investor nor any member of the Investor Group shall, singly or as part of a partnership, limited partnership, syndicate or other group (as those terms are used in Section 13(d)(3) of the Exchange Act), directly or indirectly:
               (a) acquire, offer to acquire, or agree to acquire, by purchase, gift or otherwise, directly or indirectly, the beneficial ownership of any additional equity securities of the Company (or any warrants, options, or other rights to purchase or acquire, or any securities convertible into, or exchangeable for, any equity securities of the Company) that has or could have the effect of increasing the Beneficial Ownership of the Investor Group on a percentage basis in the outstanding Shares above the percentage interest held by the Investor Group as of the Closing (other than any Shares acquired by the Investor pursuant to any provision of the Merger Agreement), except pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification or similar transaction or grant or issuance approved by the Board;
               (b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), solicit any consent or communicate with or seek to advise or influence any Person with respect to the voting of any securities of the Company or become a “participant” (as such term is defined in Schedule 14A under the Exchange Act) in any election contest with respect to the Company;
               (c) form, join, encourage or in any way participate in the formation of, any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act (other than the Investor Group) with respect to any Shares;
               (d) initiate, propose or otherwise solicit stockholders of the Company for the approval of any stockholder proposal with respect to the Company as described in Rule 14a-8 under the Exchange Act or otherwise or induce or attempt to induce any other person to initiate any stockholder proposal;

               (e) seek election to or seek to place a representative on the Board (other than in accordance with the provisions of this Agreement) or seek removal of any member of the Board;
               (f) seek to have called any meeting of the stockholders of the Company;
               (g) make any public announcement or proposal whatsoever with respect to, any form of business combination transaction involving the Company (other than the transactions contemplated by the Merger Agreement), including a merger, exchange offer, or sale or liquidation of the Company’s assets, or any restructuring, recapitalization or similar transaction with respect to the Company;
               (h) seek publicly to have the Company waive, amend or modify any of the provisions contained in this Section 5;
               (i) publicly disclose or announce any intention, plan or arrangement to do any of the foregoing; or
               (j) advise, assist, instigate or knowingly encourage any third party to do any of the foregoing;
provided, however, that this Section 5 shall not prohibit or restrict (i) any action taken by the Investor Designees as members of the Board in such capacity, or (ii) the exercise by Investor and the Investor Group of their voting rights with regard to Shares to the extent contemplated by Section 4.
          6. Access to Information. For so long as the Investor is entitled to designate at least one Person to the Board pursuant to Section 3.3, the Company will, and will cause its subsidiaries to, provide each Investor Designee during normal business hours after reasonable prior written notice from the Investor with (i) access to the books and records of the Company and its subsidiaries and information relating to the Company and its subsidiaries and their respective properties, operations, financial condition and affairs (“Information”), and (ii) the opportunity to consult with management of the Company and its subsidiaries from time to time regarding the Company and its subsidiaries and their respective properties, operations, finances and affairs.
          7. Registration Rights.
               7.1 Shelf Registration.
               (a) Filing. The Company will prepare and file by the earlier of (i) 105 days after the Closing or (ii) as promptly as practicable after an Early Termination Event, a Registration Statement on Form S-3 or any form for which the Company then qualifies and which form shall be available for the resale of all Investor Shares by the Investor Group from time to time in accordance with reasonable and customary methods of distribution as set forth in such registration statement (the “Shelf Registration”), and will use its best efforts to have the Shelf Registration declared effective under the Securities Act within 180 days after the Closing.
               (b) Continued Effectiveness. Subject to Section 7.1(c), so long as permitted by Applicable Law, the Company shall use its reasonable best efforts to keep the Shelf Registration continuously effective, supplemented and amended as necessary to ensure that it is available for resales of Investor Shares by the Investor Group and to ensure that it conforms with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, until the expiration of the Registration Period. Following the expiration of the Registration Period, the Company shall have the right to terminate the effectiveness of the Shelf Registration.
               (c) Suspension of Use of Shelf Registration. Upon delivery to the Investor of a certificate signed by the chief executive officer or chief financial officer of the Company stating that the continued use of the Shelf Registration would require the Company to make an Adverse Disclosure (the “Notice”), the Company may suspend the Investor Group’s use of the Shelf Registration (a “Shelf Suspension”):
                    (i) for as long as necessary to avoid the Adverse Disclosure as determined in good faith by the chief executive officer or chief financial officer of the Company, after consultation with the Company’s legal counsel, but in no event longer than 25 calendar days; and
                    (ii) for as long as necessary to avoid the Adverse Disclosure as determined in good faith by the Board, after consultation with the Company’s legal counsel, at a properly convened meeting thereof or by unanimous written consent;
provided that during any 365-day period a Shelf Suspension may only be in effect for an aggregate of 90 days.
Except as required by Applicable Law, no member of the Investor Group nor any of their Affiliates shall make any public disclosure regarding, and shall treat as confidential, any Shelf Suspension or Notice. In the event of a Shelf Suspension, Investor agrees that the Investor Group shall suspend use of the prospectus related to the Shelf Registration in connection with any sale or purchase of or offer to sell or purchase Investor Shares upon receipt of the Notice. The Company shall promptly notify the members of the Investor Group upon the termination of any Shelf Suspension and promptly amend or supplement the Shelf Registration following the termination of such Shelf Suspension, if necessary, so it does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein not misleading.
               (d) Certain Actions. Investor agrees that neither Investor nor any member of the Investor Group will take, directly or indirectly, during the Registration Period, any action designed to stabilize or manipulate the price of any security of the Company, except in each case as may be permitted by Applicable Law.

               7.2 Underwritten Offerings.
               (a) Underwritten Demands. At any time and from time to time after the effectiveness of the Shelf Registration, the Investor, acting on behalf of the Investor Group, may make a written demand for an Underwritten Offering in order to sell all or part of the Investor Group’s Investor Shares (an “Underwritten Demand”). Any Underwritten Demand shall specify the number of Investor Shares held by each member of the Investor Group proposed to be sold under the Shelf Registration. Upon any such request, each member of the Investor Group shall be entitled to have its Investor Shares included in the Underwritten Demand, subject to Section 7.2(b); provided, however, the Company shall not be obligated to (i) effect an Underwritten Offering if the value of the Investor Shares that the Investor Group proposes to sell in such Underwritten Demand is less than $50,000,000 or (ii) effect more than four Underwritten Demands under this Section 7.2(a). An Underwritten Offering will count as an Underwritten Demand regardless of whether it is later withdrawn by the Investor Group, if the Company undertakes a road show with respect thereto. The Company and the members of the Investor Group participating in any Underwritten Demand shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such underwriting. The Underwriter(s) in any Underwritten Offering pursuant to an Underwritten Demand shall be mutually determined by the Company and the Investor.
               (b) Cutbacks. In the event that the managing Underwriters of any Underwritten Offering contemplated by Section 7.2(a) inform the Company and the holder or holders of Investor Shares requesting the inclusion of the Investor Shares in such offering in writing that the dollar amount or number of Shares that have been requested to be sold in such Underwritten Offering exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such offering: (i) first, the Investor Shares as to which the Underwritten Demand has been requested by the Investor Group that can be sold without exceeding the Maximum Number of Shares, allocated Pro Rata among participating members of the Investor Group; and (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), equity securities proposed to be sold by the Company for its own account and the equity securities of any other stockholder who has the right and who has requested to have equity securities included in such Underwritten Offering that can be sold without exceeding the Maximum Number of Shares.
               7.3 Piggy-Back Offerings.
               (a) Notification. If the Company at any time during the period between 180 days after the Closing and the expiration of the Registration Period proposes an Underwritten Offering of its equity securities for sale for its own account or for the account of any other stockholder of the Company, each such time it will give notice to the members of the Investor Group of its intention to do so. Upon the written request of the Investor on behalf of the Investor Group, the Company will use its reasonable best efforts to include in such Underwritten Offering all Investor Shares which the Company has been so requested to include by a member of the Investor Group, subject to Section 7.3(b); provided, that, if, at any time after giving written notice of its intention to effect such an Underwritten Offering and prior to the effective date of the underwriting agreement entered into in connection with such Underwritten Offering, the Company shall determine for any reason not to proceed with such Underwritten Offering or to delay such Underwritten Offering, the Company shall give written notice of such determination to the Investor on behalf of the Investor Group, and, thereupon: (i) in the case of a determination not to proceed, shall not be obligated to include any Investor Shares in, and proceed with, such Underwritten Offering, and (ii) in the case of a determination to delay such Underwritten Offering, shall delay including any Investor Shares for the same period as the delay in proceeding with such Underwritten Offering.
               (b) Cutback. In the event that the managing Underwriters of any Underwritten Offering contemplated by Section 7.3(a) inform the Company and the holder or holders of Investor Shares requesting the inclusion of the Investor Shares in such offering in writing that the dollar amount or number of Shares that have been requested to be sold in such Underwritten Offering exceeds the Maximum Number of Shares, then the Company shall include in such offering:
                    (i) in the event such Underwritten Offering was proposed by the Company to sell its equity securities for its own account: (i) first, equity securities proposed to be sold by the Company for its own account, and (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), Investor Shares which the Investor Group has requested be included in such Underwritten Offering and the equity securities of any other stockholder who has the right and who has requested to have equity securities included in such Underwritten Offering that can be sold without exceeding the Maximum Number of Shares, allocated Pro Rata among each such holder of Investor Shares and each such other participating stockholder; and
                    (ii) in the event such Underwritten Offering was proposed by another stockholder who has the right to request an Underwritten Offering: (i) first, equity securities of such stockholder, (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), equity securities proposed to be sold by the Company for its own account, and (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), Investor Shares which the Investor Group has requested be included in such Underwritten Offering that can be sold without exceeding the Maximum Number of Shares, allocated Pro Rata among each such holder of Investor Shares.
The holder or holders of Investor Shares to be distributed by such Underwriters shall be parties to the underwriting agreement between the Company and such Underwriters and any necessary or appropriate custody agreements, shall execute appropriate powers of attorney, and shall take all such actions as are reasonably requested by the managing Underwriters in order to expedite or facilitate the registration or the disposition of such Investor Shares.

               7.4 Holdback. In consideration for the Company agreeing to its obligations under this Agreement and the Merger Agreement, during the Registration Period, the Investor agrees in connection with any Underwritten Offering (whether or not the Investor Group is participating in such Underwritten Offering), upon the request of the Company and the Underwriters managing such Underwritten Offering (a “Holdback Request”), not to effect (other than pursuant to such Underwritten Offering) any public sale or distribution of the Investor Shares, including any sale pursuant to Rule 144 or Rule 144A under the Securities Act or pursuant to the Shelf Registration, or make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of the Investor Shares, any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for any equity securities of the Company without the prior written consent of the Company or such Underwriters, as the case may be, during the Holdback Period; provided, that only one Holdback Request may be made in any 365-day period with respect to any Underwritten Offering in which the Investor Group does not participate.
          8. Registration Procedures.
               8.1 Filings; Information. In connection with the registration of Investor Shares pursuant to Section 7, the Company shall (subject to Sections 7.2(b) and 7.3(b)) use its reasonable best efforts to effect the registration and sale of such Investor Shares in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection therewith:
               (a) Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Investor included in such registration, and, if requested in writing by the Investor or its legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents as are included in such registration or legal counsel for the Investor Group may reasonably request in order to facilitate the disposition of the Investor Shares owned by the Investor Group.
               (b) Notification.
                    (i) After the filing of a Registration Statement, the Company shall promptly, and in no event more than two business days after such filing, notify the members of the Investor Group included in such Registration Statement of such filing, and shall further notify such members of the Investor Group promptly in writing in all events within two business days of the occurrence of any of the following: (A) when such Registration Statement becomes effective; (B) when any post-effective amendment to such Registration Statement becomes effective; (C) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (D) any request by the Commission for (x) any amendment or supplement to such

Registration Statement or any prospectus relating thereto or (y) additional information of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Company shall promptly make available to the members of the Investor Group included in such Registration Statement any such supplement or amendment.
                    (ii) Before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, the Company shall furnish to the members of the Investor Group included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and their legal counsel with a reasonable opportunity to review such documents and comment thereon.
               (c) Securities Laws Compliance. The Company shall use its reasonable best efforts to (i) register or qualify the Investor Shares covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions (domestic or foreign) as the members of the Investor Group included in such Registration Statement (in light of the intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Investor Shares covered by the Registration Statement to be registered with or approved by such other Governmental Entity as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable such members of the Investor Group to consummate the disposition of such Investor Shares in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction or take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject.
               (d) Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Investor Shares. No member of the Investor Group included in such Registration Statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Investor Shares, lack of conflict of such sale with such holder’s material agreements and organizational documents, with respect to written information relating to such holder that it has furnished in writing expressly for inclusion in such Registration Statement, and any other customary representations or warranties requested by the Underwriter(s) selected for such underwriting.
               (e) Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and other appropriate officers and members of the management of the Company shall cooperate reasonably in any offering of Investor Shares hereunder, which cooperation shall include the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents and participation in meetings with Underwriter(s), prospective purchasers, attorneys, accountants and the Investor, including participation in customary road shows, investor conferences and other similar presentations.
               (f) Records. The Company shall make reasonably available for inspection by the members of the Investor Group included in such Registration Statement, any Underwriter(s) participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by the Investor Group or any Underwriter, all Information reasonably requested by any member of the Investor Group included in such Registration Statement or any Underwriter, and cause the Company’s officers, directors and employees to supply all information so requested by any of them in connection with such Registration Statement.
               (g) Opinions and Comfort Letters. The Company shall furnish to each member of the Investor Group included in any Registration Statement a signed counterpart, addressed to such member of the Investor Group, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent registered public accountants delivered to any Underwriter, to the extent permitted by the professional standards governing the accounting profession at the time.
               (h) Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its stockholders, as soon as practicable, an earnings statement covering a period of twelve months, beginning as soon as practicable (and in any event within three months after the effective date of the Registration Statement), which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.
               (i) Listing. The Company shall use its best efforts to cause all Investor Shares included in any registration to be listed (or continue to be listed) on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated.
               (j) Deemed Underwriter or Controlling Person. If any such Registration Statement or comparable filing refers to any member of the Investor Group by name and if such member of the Investor Group, in its sole and exclusive judgment, is or might be deemed to be an underwriter or a controlling Person of the Company, such member of the Investor Group shall have the right to require (i) the insertion therein of language, in form and substance reasonably satisfactory to such holder and presented to the Company in writing, to the effect that the holding by such member of the Investor Group of such Shares is not to be construed as a recommendation by such member of the Investor Group of the investment quality of the Company’s securities covered thereby, and that such holding does not imply that such member of the Investor Group shall assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such member of the Investor Group by name or otherwise is not required by the Securities Act or any similar federal or state statute then in force, the deletion of the reference to such member of the Investor Group.
               8.2 Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any registration pursuant to Section 7, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Investor Shares); (iii) printing expenses; (iv) the Company’s internal expenses (including all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Investor Shares as required by Section 8.1(i); (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent registered public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 8.1(g)); (viii) the fees and expenses of any special experts retained by the Company in connection with such registration; (ix) the reasonable fees and expenses of legal counsel (one firm) selected by the Investor on behalf of the Investor Group; and (x) fees and expenses incurred by the Company or by any Underwriter(s) if and to the extent that any member of the Investor Group would otherwise be responsible for in connection with the marketing and disposition of Investor Shares in an Underwritten Offering in the manner reasonably requested by the Underwriters for such Underwritten Offering, including through the use of customary road shows, investor conferences and other similar presentations in accordance with Section 8.1(e). The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Investor Shares being sold by any member of the Investor Group, which underwriting discounts or selling commissions shall be borne by each member of the Investor Group included in such Registration Statement individually. Additionally, in an Underwritten Offering which includes Investor Shares, the selling members of the Investor Group and the Company shall bear Pro Rata the expenses of the Underwriter(s) to be borne by the selling members of the Investor Group and the Company, if any.
               8.3 Information. The Investor shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement pursuant to Section 7, including amendments and supplements thereto, in order to effect the registration of any Investor Shares under the Securities Act pursuant to Section 7 and in connection with the Company’s obligation to comply with federal and applicable state securities laws. At least 10 business days prior to the first anticipated filing date of any such Registration Statement, the Company shall notify the Investor of the information the Company requires from the Investor Group and each member of the Investor Group shall provide such information to the Company at least four business days prior to the first anticipated filing date of such Registration Statement. The Company shall have the right to exclude any member of the Investor Group that does not comply with the Company’s request for information pursuant to this Section 8.3 from the requisite Registration Statement and to preclude such member of the Investor Group from selling Investor Shares thereunder.

          9. Indemnification.
               9.1 Investor Indemnified Parties. The Company will indemnify and hold harmless each member of the Investor Group included in a Registration Statement, each such member of the Investor Group’s officers, employees, affiliates, partners, members, attorneys, agents and directors and each Person, if any, who controls each such member of the Investor Group, within the meaning of the Securities Act or the Exchange Act (each, an “Investor Indemnified Party”), against any losses, expenses, judgments, actions, claims, damages, or liabilities (joint or several) to which they may become subject, insofar as such losses, expenses, judgments, actions, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement or related preliminary, final or summary prospectus, including any amendments or supplements thereto incident to any such registration, (ii) the omission or alleged omission to state in any registration statement or related preliminary, final or summary prospectus, including any amendments or supplements thereto incident to any such registration, of a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse each Investor Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, expense, judgment, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 9.1 shall not apply to any such loss, expense, judgment, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon written information furnished for use in connection with such registration by any Investor Indemnified Party.
               9.2 Company Indemnified Parties. Each member of the Investor Group included in a Registration Statement will, severally and not jointly, indemnify and hold harmless the Company, each of the Company’s directors, officers, employees, affiliates, partners, members, attorneys and agents and each Person, if any, who controls the Company within the meaning of the Securities Act, any Underwriter, each of the Underwriter’s officers, directors and partners, and any controlling Person of any such Underwriter (“Company Indemnified Party”), against any losses, expenses, judgments, actions, claims, damages, or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act or other Applicable Law, insofar as such losses, expenses, judgments, actions, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent that such Violation occurs in reliance upon written information furnished by such member of the Investor Group expressly for use in connection with registration pursuant to any registration statement or related preliminary, final or summary prospectus, including any amendments or supplements thereto; and such member of the Investor Group shall promptly pay any legal or other expenses reasonably incurred by the Company Indemnified Party in connection with investigating or defending any such loss, expense, judgment, claim, damage, liability or action.

               9.3 Third Party Claims. Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually and reasonably satisfactory to the parties (and such indemnifying party shall not be liable to the indemnified party under this Section 9 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof); provided, however, that the indemnified parties shall have the right to retain separate counsel and participate in such defense but the fees and expenses of such counsel shall be at the expense of such indemnified party unless such indemnified party shall have reasonably concluded, based on advice of counsel, that representation of such indemnified parties by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflicts of interest between such indemnified parties and the indemnifying party in such proceeding, in which case the fees and expenses of one such separate counsel (as well as one local counsel, as applicable) shall be paid by the indemnifying party. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party, to the extent prejudiced, of any liability to the indemnified party under this Section 9, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
               9.4 Contribution. If the indemnification provided for in this Section 9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, expense, judgment, action, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, expense, judgment, action, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation that resulted in such loss, expense, judgment, action, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged Violation relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

               9.5 Survival. The obligations of the Company and the members of the Investor Group included in a Registration Statement under this Section 9 shall survive the completion of any offer or sale of Investor Shares pursuant to a Registration Statement.
          10. Share Repurchases. If the Company acquires Shares in any Share repurchase program (other than acquisitions of Shares in the open market and repurchases made under the terms of any stock plan, stock option agreement, restricted stock agreement, or similar agreement) during the Registration Period, the Investor Group shall have the right, but not the obligation, to participate in such Share repurchase, pro rata based on the percentage that the aggregate number of Investor Shares represents of all of the outstanding Shares, by selling Investor Shares to the Company on mutually agreeable terms and conditions that are no less favorable to the terms offered to any other stockholder of the Company.
          11. Miscellaneous.
               11.1 Charter and Bylaws. The parties shall take or cause to be taken all lawful action necessary to ensure at all times as of and following the Closing that the certificate of incorporation and bylaws of the Company are not inconsistent with the provisions of this Agreement or the transactions contemplated hereby.
               11.2 Representations of the Company. The Company hereby represents and warrants that (i) it has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) the execution and delivery of this Agreement by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company, and (iii) this Agreement has been duly executed and delivered by the Company and constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefore may be brought.
               11.3 Representations of the Investor. The Investor hereby represents and warrants that (i) it has all necessary corporate or similar power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) the execution and delivery of this Agreement by the Investor have been duly and validly authorized by all necessary corporate action on the part of the Investor, and (iii) this Agreement has been duly executed and delivered by the Investor and constitutes a legally valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought.

               11.4 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon electronic confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:
     If to the Company, addressed to it at:
4400 Post Oak Parkway, Suite 1000
Houston, Texas 77027
Fax: 713.403.8074
Attention: Peter M. Brink
     with a copy to (which copy shall not constitute notice):
Conner & Winters, LLP
4000 One Williams Center
Tulsa, Oklahoma 74172-0148
Fax: 918.586.8625
Attention: Robert A. Curry
     If to the Investor or any member of the Investor Group, addressed to it at:
1044 North 115th Street, Suite 400
Omaha, Nebraska 68154-4446
Fax: 402.691.9727
Attention: Daniel Lonergan
     with copies to (which copies shall not constitute notice):
Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071-1560
Fax: 213.891.8763
Attention: Jason H. Silvera, Esq.
               11.5 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word

“if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date of this Agreement as set forth in the Preamble hereto.
          11.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          11.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
          11.8 Entire Agreement. This Agreement (together with the other documents delivered pursuant hereto) constitutes the entire agreement of the parties and supersedes all prior agreements, representations and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.
          11.9 Assignment. Other than Transfers to Affiliate Transferees pursuant to Section 2.1(a), neither this Agreement nor any rights or obligations under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other party.
          11.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns (including any Affiliate Transferee), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          11.11 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.
          11.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
               (a) This Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the internal laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

               (b) Each of the parties irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Court of Chancery of the State of Delaware, and any appellate court therefrom, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware, and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
               (c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.
          11.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          11.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties to this Agreement and the third-party beneficiaries of this Agreement may not have an adequate remedy at law. It is accordingly agreed that the parties to this Agreement (on behalf of themselves and the third-party beneficiaries of this Agreement) shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce the terms of this Agreement; and that the parties to this Agreement shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law.
          11.15 Amendment. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company (to the extent approved by a majority of directors who are not Investor Designees) and the Investor.
          11.16 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default of the other party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by Applicable Law or otherwise afforded to any party, shall be cumulative and not alternative.
          11.17 Termination. This Agreement shall terminate (i) prior to the Closing, on the date that the Merger Agreement is terminated in accordance with its terms, if the Merger Agreement is terminated, and (ii) after the Closing, on the date that no member of the Investor Group Beneficially Owns or has the right to receive any Investor Shares; provided, however, that in the event of termination pursuant to clause (ii) of this Section 11.17, Sections 9 and 11 (other than Sections 11.1, 11.2 and 11.3) shall survive such termination.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WILLBROS GROUP, INC.

By:	/s/ Van A. Welch

Name:	Van A. Welch
Title:	Senior Vice President and CFO

INFRASTRUX HOLDINGS, LLC

By:	/s/ Alan Levande

Name:	Alan Levande
Title:	Vice President
Signature Page to the Stockholder Agreement